UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 13, 2007

NTN BUZZTIME, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5966 La Place Court Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 438-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 14, 2007, Neal Fondren resigned from the Board of Directors (the “Board”) of NTN Buzztime, Inc. (the “Company”). The resignation of Mr. Fondren from the Board did not involve any disagreement with the Company. At the time of his resignation, Mr. Fondren was a member of the Board’s Audit Committee.

On September 13, 2007, at the Nominating Committee’s recommendation, the Board elected Kirk Read as a member of the Board to fill the vacancy created by the resignation of Neal Fondren. Mr. Read currently serves as a Vice President of Media General, Inc. (“Media General”) and as President of Media General’s Interactive Media Division. Mr. Read has held various positions at Media General since 1995.

Pursuant to that certain NTN Investor Rights Agreement, dated as of May 7, 2003 (the “Rights Agreement”), among the Company and Media General, so long as Media General and its affiliates beneficially own at least (i) 5% of the outstanding Common Stock of the Company or (ii) seventy-five percent (75%) of the shares of Common Stock of the Company acquired by Media General pursuant to that certain Securities Purchase Agreement dated May 5, 2003, and that certain Licensing Agreement, dated May 7, 2003, the Company is required to use best efforts to cause and maintain on its Board, one individual designated by Media General and approved by the Board, whose approval shall not be unreasonably withheld (the “Media General Designee”). Mr. Fondren was the initial Media General Designee. In connection with Mr. Fondren’s resignation, Media General requested that Mr. Read be the Media General Designee and fill the vacancy created by Mr. Fondren’s resignation.

The Board also elected current Board member, Michael Fleming, to the Audit Committee to fill the vacancy on the Audit Committee created by Mr. Fondren’s resignation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

Date: September 17, 2007	By:	/s/ Kendra Berger
Kendra Berger
Chief Financial Officer